Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski, Vice President Finance
(770) 953-7505	(770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES THIRD-QUARTER RESULTS
— Net Loss of $13.5 Million on 38% Revenue Decline —
— Gross Margin of 12.3% —
ATLANTA — November 5, 2009 — BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the third quarter ended October 3, 2009.
The Company incurred a net loss of $13.5 million, or $0.44 per diluted share for the third quarter of 2009, compared with a net loss of $2.6 million, or $0.08 per diluted share, in the year-ago period. Revenues decreased 38% to $449 million from $727 million for the same period a year ago. Overall unit volume fell 32%. The sales decline was mainly due to lower unit volumes in both structural and specialty products driven predominately by a 31% decline in housing starts relative to year-ago levels and lower average structural product prices.
Gross profit for the third quarter totaled $55.3 million, down 33.6% from $83.2 million in the prior-year period, reflecting lower unit volume associated with the decline in housing starts and lower underlying product prices. Gross margins of 12.3% increased from the 11.5% margins generated in the year earlier period. Total operating expenses decreased $19.8 million, or 25% from the same period a year ago, as the Company aligned its cost structure to the current operating environment. Reported operating loss for the quarter was $3.6 million, compared with operating income of $4.5 million a year ago.
“Although demand remains near all time lows, I believe that 2009 represents the bottom of this prolonged decline. Long-term demand for housing remains favorable and we are now focused on increasing our share of the market” said BlueLinx President and CEO George Judd. “In spite of the weak structural product market, the Company produced gross margins of 12.3% which is significantly higher than historical margins.”
For the nine months ended October 3, 2009, net loss totaled $73.5 million, or $2.37 per diluted share, on revenues of $1.28 billion, compared with a net loss of $6.6 million, or $0.21 per diluted share, on revenues of $2.28 billion a year ago. The decline in income and revenue was largely due to the 43% decline in housing construction activity relative to the prior period, as well as various charges taken during the nine month period including a tax valuation allowance adjustment of $45.7 million, facility consolidation and severance related costs, and interest charges associated with our ineffective interest rate swap. These charges are quantified below.
Gross profit for the nine months ended October 3, 2009 totaled $147.9 million and gross margin was 11.6%, compared with $268.5 million and 11.8%, respectively, a year earlier. Operating expenses declined $91.3 million, or 36.4%, from $250.7 million a year ago.

BlueLinx 3Q ‘09 Press Release
The Company’s operating results for the third quarter of 2009 and the year-to-date period, adjusted for selected items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):

in millions, except per share amounts	Quarter Ended	Nine months Ended
(unaudited)	October 3, 2009	October 3, 2009
Pretax loss	($13.3)	($45.3)
Gain on early cancellation of Master Supply Agreement with G-P	(0.1)	(17.6)
Gain on sale of certain surplus properties	(0.2)	(4.4)
Charges associated with ineffective interest rate swap	1.4	7.3
Facility consolidations & severance related costs	—	2.2
Write-off of debt issuance costs	—	1.4

Adjusted pretax loss	(12.2)	(56.4)
Adjusted benefit from income taxes	(5.5)	(23.5)

Adjusted net loss	($6.7)	($32.9)

Diluted weighted average shares	30.9	31.0

Adjusted diluted net loss per share applicable to common shares	($0.22)	($1.06)

The above table reflects the following events which occurred during the third quarter and the year-to-date period: (i) the Company reached an agreement with Georgia-Pacific LLC (“G-P”) to cancel our Master Supply Agreement one year prior to the original expiration date, with G-P agreeing to make four quarterly payments to BlueLinx starting May 1, 2009; (ii) the Company sold certain excess property during the quarter and in the year-to-date period; (iii) the Company reduced its borrowings during the third quarter under its revolving credit facility by $25 million resulting in a non-cash interest charge related to its ineffective interest rate swap. In the year-to-date period, the Company reduced its borrowings under its revolving credit facility by $100 million resulting in a non-cash interest charge; (iv) the Company recorded other restructuring costs related to facility consolidations and severance expense; and (v) the Company wrote-off a portion of its debt issuance costs related to the Company’s decision to lower its revolving credit facility from $800 million to $500 million which resulted in a non-cash charge. The tax provision reflected in the table is based on the Company’s effective tax rate excluding the valuation allowance recorded against its deferred tax asset of $5.1 million and $45.7 million for the third quarter and year-to-date period, respectively.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 38607611. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.

BlueLinx 3Q ‘09 Press Release
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,000 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$449,363	$726,756	$1,280,000	$2,278,185
Cost of sales	394,058	643,507	1,132,119	2,009,698

Gross profit	55,305	83,249	147,881	268,487

Operating expenses:
Selling, general, and administrative	55,024	73,793	163,744	235,655
Net gain from terminating the Georgia-Pacific supply agreement	—	—	(17,554)	—
Depreciation and amortization	3,882	4,940	13,153	15,011

Total operating expenses	58,906	78,733	159,343	250,666

Operating (loss) income	(3,601)	4,516	(11,462)	17,821
Non-operating expenses:
Interest expense	7,987	8,791	24,610	27,530
Charges associated with ineffective interest rate swap	1,431	—	7,341	—
Write-off of debt issuance costs	—	—	1,407	—
Other expense, net	324	65	482	385

Loss before provision for (benefit from) income taxes	(13,343)	(4,340)	(45,302)	(10,094)
Provision for (benefit from) income taxes	120	(1,746)	28,186	(3,508)

Net loss	$(13,463)	$(2,594)	$(73,488)	$(6,586)

Basic weighted average number of common shares outstanding	30,948	31,150	31,019	31,053

Basic net loss per share applicable to common shares	$(0.44)	$(0.08)	$(2.37)	$(0.21)

Diluted weighted average number of common shares outstanding	30,948	31,150	31,019	31,053

Diluted net loss per share applicable to common shares	$(0.44)	$(0.08)	$(2.37)	$(0.21)

BlueLinx Holdings Inc.
Balance Sheets
     in thousands

	October 3,	January 3,
	2009	2009
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$25,498	$150,353
Receivables, net	168,656	130,653
Inventories, net	173,123	189,482
Deferred income tax assets	578	11,868
Other current assets	34,356	37,351

Total current assets	402,211	519,707

Property, plant, and equipment:
Land and improvements	52,719	53,426
Buildings	95,968	96,159
Machinery and equipment	68,906	70,491
Construction in progress	1,150	2,035

Property, plant, and equipment, at cost	218,743	222,111
Accumulated depreciation	(78,866)	(69,336)

Property, plant, and equipment, net	139,877	152,775
Non-current deferred income tax assets	—	17,468
Other non-current assets	42,437	42,457

Total assets	$584,525	$732,407

Liabilities:
Current liabilities:
Accounts payable	$108,537	$78,367
Bank overdrafts	20,016	24,715
Accrued compensation	5,245	11,552
Current maturities of long-term debt	—	60,000
Other current liabilities	26,696	24,546

Total current liabilities	160,494	199,180

Noncurrent liabilities:
Long-term debt	341,669	384,870
Non-current deferred income tax liabilities	578	—
Other non-current liabilities	42,755	45,505

Total liabilities	545,496	629,555

Shareholders’ Equity:
Common stock	323	323
Additional paid in capital	144,462	144,148
Accumulated other comprehensive loss	(7,569)	(16,920)
Accumulated deficit	(98,187)	(24,699)

Total shareholders’ equity	39,029	102,852

Total liabilities and shareholders’ equity	$584,525	$732,407

BlueLinx Holdings Inc.
Statements of Cash Flows
     in thousands

	Nine Months Ended
	October 3,	September 27,
	2009	2008
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(73,488)	$(6,586)
Adjustments to reconcile net loss to cash (used in) provided by operations:
Depreciation and amortization	13,153	15,011
Amortization of debt issuance costs	1,843	1,823
Net gain from terminating the Georgia-Pacific supply agreement	(17,554)	—
Payments from terminating the Georgia-Pacific supply agreement	9,412	—
Gain from sale of properties	(4,406)	—
Prepayment fees associated with sale of facility	616	—
Charges associated with ineffective interest rate swap	7,341	—
Write-off of debt issuance costs	1,407	—
Non-cash vacant property charges	457	1,640
Deferred income tax provision (benefit)	27,228	(3,506)
Share-based compensation expense	2,170	2,163
Excess tax benefits from share-based compensation arrangements	—	(76)
Decrease in restricted cash	3,380	5,970
Changes in assets and liabilities:
Receivables	(38,003)	18,698
Inventories	16,359	74,910
Accounts payable	30,170	(35,875)
Changes in other working capital	6,611	28,895
Other	(192)	1,968

Net cash (used in) provided by operating activities	(13,496)	105,035

Cash flows from investing activities:
Property, plant, and equipment investments	(952)	(2,614)
Proceeds from disposition of assets	8,454	848

Net cash provided by (used in) investing activities	7,502	(1,766)

Cash flows from financing activities:
Repurchase of common stock	(1,862)	—
Proceeds from stock options exercised	—	434
Excess tax benefits from share-based compensation arrangements	—	76
Decrease in revolving credit facility	(100,000)	(27,535)
Payment of principal on mortgage	(3,201)	—
Prepayment fees associated with sale of facility	(616)	—
Decrease in bank overdrafts	(4,699)	(15,450)
Increase in restricted cash related to the mortgage	(8,442)	(5,461)
Other	(41)	6

Net cash used in financing activities	(118,861)	(47,930)

(Decrease) increase in cash	(124,855)	55,339
Balance, beginning of period	150,353	15,759

Balance, end of period	$25,498	$71,098

BlueLinx Holdings Inc.
Reconciliation of GAAP Net Loss to Adjusted Net Loss
     in thousands

	Quarter Ended	Nine Months Ended
	October 3,	October 3,
GAAP Reconciliation	2009	2009
	(unaudited)	(unaudited)

GAAP net loss	$(13,463)	$(73,488)
Gain on early cancellation of Master Supply Agreement with G-P	(144)	(17,554)
Gain from sale of certain surplus properties	(169)	(4,406)
Facility consolidations & severance related costs	—	2,153
Charges associated with ineffective interest rate swap	1,431	7,341
Write-off of debt issuance costs	—	1,407
Tax effect of selected charges	509	6,037
Valuation allowance	5,150	45,660

Adjusted net loss	$(6,686)	$(32,850)